Exhibit 10(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No.53 to Registration Statement No. 2-49007 on Form N-1A (the “Registration Statement”) of our reports dated November 26, 2008, relating to the financial statements and financial highlights of BlackRock Balanced Capital Fund, Inc. (the “Fund”) and of Master Total Return Portfolio of Master Bond LLC appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of BlackRock Total Return Fund of BlackRock Bond Fund, Inc., respectively, for the year ended September 30, 2008. We also consent to the incorporation by reference in this Registration Statement of our report dated December 30, 2008, relating to the financial statements and financial highlights of Master Large Cap Core Portfolio of Master Large Cap Series LLC appearing in the Annual Report on Form N-CSR of BlackRock Large Cap Core Fund of BlackRock Large Cap Series Funds, Inc. for the year ended October 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
January 28, 2009